EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This sets forth the terms of the Employment Agreement made as of April 4, 2008 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) SCOTT A. KINGSLEY, an individual currently residing at Manlius, New York (“Employee”).
WITNESSETH
          IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:
          1. Employment.
               (a) Term. Employer shall employ Employee, and Employee shall serve, as Executive Vice President and Chief Financial Officer, for CBSI and CBNA for a term commencing on January 1, 2008 and ending on December 31, 2010 (“Period of Employment”), subject to termination as provided in paragraph 3 hereof.
               (b) Salary. During the Period of Employment, Employer shall pay Employee a base salary at the annual rate of not less than $310,000 (“Base Salary”). Employee’s Base Salary for calendar years after 2008 shall be reviewed and adjusted annually in accordance with Employer’s regular practice for executive employees. Employee’s Base Salary is payable in accordance with Employer’s regular payroll practices for executive employees.

               (c) Incentive Compensation. During the Period of Employment, Employee shall be entitled to annual incentive compensation as a Tier 2 Executive of the Employer pursuant to the terms of the Management Incentive Plan, which has been approved by the Board of Directors of Employer to cover Employee and other key personnel of Employer, as well as other incentive plans that may be established by Employer and that are applicable to Employer’s executives of similar salary tier to Employee. Upon termination of Employee’s employment pursuant to subparagraph 3(a), 3(b), 3(c) or 6, Employee shall be entitled to a pro rata portion (based on Employee’s complete months of employment in the applicable year) of the annual incentive awards that are payable with respect to the year during which the termination occurs or, if the annual awards for such year are not determinable at the termination date, then the immediately prior year’s awards shall be used to determine such pro rata portion.
          2. Duties during the Period of Employment. As Employer’s Executive Vice President and Chief Financial Officer, Employee shall have full responsibility, subject to the control of Employer’s President and Chief Executive Officer and/or the authorized designee of Employer’s Board of Directors, for the supervision of all assigned aspects of Employer’s business and operations including all matters related to finance, accounting, investor relations, and financial services subsidiaries, and the discharge of such other duties and responsibilities to Employer, not inconsistent with such position, as may from time to time be reasonably assigned to Employee by Employer’s President and Chief Executive Officer, or the authorized designee of Employer’s Board of Directors. Employee shall report to the Employer’s President and Chief Executive Officer. Employee shall devote Employee’s best efforts to the affairs of Employer, serve faithfully and to the best of Employee’s ability and devote all of Employee’s working time and attention, knowledge, experience and skill to the business of Employer, except that

Employee may affiliate with professional associations, and business, civic and charitable organizations, provided that such services and affiliations do not unreasonably interfere with the performance of Employee’s duties under this Agreement. Employee shall serve on the Board of Directors of, or as an officer of Employer’s affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee’s services to affiliates of Employer.
          3. Termination. Employee’s employment by Employer shall be subject to termination as follows:
               (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a written agreement extending Employee’s employment, except for the continuing obligations of the parties as specified hereunder.
               (b) Termination Upon Death. This Agreement shall terminate upon Employee’s death. In the event this Agreement is terminated as a result of Employee’s death, Employer shall continue payments of Employee’s Base Salary for a period of 90 days following Employee’s death to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A. Any restrictions on shares of CBSI stock previously granted to Employee shall be waived as of the date of death and Employee’s beneficiary shall be free to dispose of any restricted stock previously granted to Employee by Employer. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Beneficiary to purchase the balance of Community Bank System,

Inc. (“CBSI”) Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s death or termination of employment.
               (c) Termination Upon Disability. Employer may terminate this Agreement upon Employee’s disability. For the purpose of this Agreement, Employee’s inability to perform substantially all of Employee’s duties under this Agreement by reason of physical or mental illness or injury for a period of 26 successive weeks (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer. During the Disability Period, Employee shall be entitled to 100% of Employee’s Base Salary otherwise payable during that period, reduced by all other Employer-provided income replacement benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement). Upon termination pursuant to this disability provision, any restrictions on shares of CBSI stock previously granted to Employee shall be waived and Employee shall be free to dispose of any restricted stock granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s disability or termination of employment.
               (d) Termination for Cause. Employer may terminate Employee’s employment immediately for “cause” by written notice to Employee. For purposes of this Agreement, a termination shall be for “cause” if the termination results from any of the following events:
                    (i) The willful breach of any material provision of this Agreement, which breach Employee shall have failed to cure within thirty (30) days following Employer’s written notice to Employee specifying the nature of the breach;
                    (ii) Any documented misconduct by Employee as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder, which is material and adverse to the interests, monetary or otherwise, of Employer or any subsidiary or affiliate of Employer;
                    (iii) Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within thirty (30) days following Employer’s written notice to Employee specifying the nature of the neglect or refusal;
                    (iv) Conviction of a crime involving any act of dishonesty, acts of moral turpitude, or the commission of a felony;
                    (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer’s unexcused failure to perform its obligations under this Agreement;
                    (vi) Documented failure to follow the reasonable, written instructions of the Board of Directors of Employer or the Employer’s President and Chief

Executive Officer, provided that the instructions do not require Employee to engage in unlawful conduct; or
                    (vii) A willful violation of a material rule or regulation of the Office of the Comptroller of the Currency or of any other regulatory agency governing Employer or any subsidiary or affiliate of Employer.
          Notwithstanding any other term or provision of this Agreement to the contrary, if Employee’s employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.
               (e) Termination For Reasons Other Than Cause. In the event Employer terminates Employee’s employment prior to December 31, 2010 for reasons other than “cause” (as defined in paragraph 3(d)), then Employee shall be entitled to a severance benefit equal to the greater of (i) the sum of Employee’s annual Base Salary in effect at the time of termination and the aggregate sum of all payments made to Employee during the 12 months preceding Employee’s termination pursuant to the Management Incentive Plan (or equivalent successor plan), or (ii) amounts of Base Salary and expected Management Incentive Plan ( or equivalent successor plan) payments that otherwise would have been payable through the balance of the unexpired term of this Agreement. Unless Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), the benefit payable pursuant to this paragraph 3(e) shall be payable in equal biweekly installments over the 12 month period that begins on the first day of the month following Employee’s termination. If Employee is a “specified employee” (as determined in accordance with Internal Revenue Code Section 409A), then installment payments during the first six months of the 12 month installment period shall be limited to the extent required by Internal Revenue Code Section 409A, annual unpaid installment amounts shall be paid immediately after such six-month period and installment payments due during the remaining six months shall be paid as scheduled.
               In addition to the cash benefit described in the foregoing of this paragraph 3(e), Employer shall: (iii) waive all restrictions on all restricted stock previously granted to Employee and permit Employee to dispose of any restricted stock; and (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee’s termination of employment.
               Notwithstanding the foregoing, if Employer terminates Employee for reasons other than cause and under circumstances that entitle Employee to payments and benefits under paragraph 6 of this Agreement (regarding “Change of Control”) then amounts payable under clauses (i) or (ii) of this paragraph 3(e) shall be reduced by any payments made to Employee under paragraphs 6(a)(i) and (ii).
               (f) Expiration of Term Without Renewal. In the event that Employee’s employment ends on December 31, 2010 solely because Employer chooses not to renew or extend this Agreement beyond December 31, 2010 for reasons other than cause, then Employee shall be entitled to a severance benefit equal to the sum of (i) 175 percent of Employee’s annual Base Salary in effect at the time of termination, and (ii) the aggregate sum of all payments made to Employee during 2010 pursuant to the Management Incentive Plan (or equivalent successor plan). The benefit payable under this paragraph 3(f) shall be reduced by any amounts payable to Employee under paragraphs 6(a)(i) and (ii). Any remaining benefit described in this paragraph 3(f) shall be paid on or before March 15, 2011.
               (g) Employer shall have the right of first refusal to purchase from Employee or Employee’s estate, shares of CBSI stock acquired pursuant to the exercise of stock options after the date of Employee’s termination of employment for any reason, in the event Employee or Employee’s estate elects to dispose or transfer such acquired shares. Such right of first refusal shall expire ten years from the date of termination. Employee (or Employee’s estate, as the case may be) shall provide Employer with not less than 30 days’ advance written notice of any disposition or transfer. If Employer chooses to exercise its right of first refusal, it shall do so by written notice within 15 days of receipt of notice of disposition or transfer. The purchase price per share to be paid by Employer upon any such exercise shall equal the closing price per share of shares of CBSI stock on the trading day that immediately precedes the date of exercise.
          4. Fringe Benefits.
               (a) Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of (or which are applicable to) its executive employees. Participation in any of Employer’s benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Employee shall be reimbursed for related expenses not covered by Employer’s health insurance plan, or any other plan in which Employee is enrolled. Employee shall not be eligible to participate in Employer’s Severance Pay Plan maintained for employees not covered by employment agreements.
               (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for (or Employer shall pay directly) Employee’s actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee’s duties hereunder. Reimbursable expenses must be submitted to the President and Chief Executive Officer of Employer, or the President and Chief Executive Officer’s designee, for review on no less than a quarterly basis.
               (c) Other Benefits. During the Period of Employment, Employee also shall be entitled to receive the following benefits:
                    (i) Paid time-off of twenty-one (21) days each calendar year (with no carry over of unused time to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer’s holiday policy;
                    (ii) Reasonable sick leave;
                    (iii) Reimbursement of membership fees and dues (but not personal expenses) for up to two club memberships and other appropriate professional associations, subject to the approval of the President and Chief Executive Officer of Employer. Although it is contemplated that the membership shall be utilized for promotion of Employer’s business interests, in the event that any part of any membership shall be treated as taxable compensation to Employee, Employer shall reimburse Employee for any federal, state or local income tax owed by Employee, including any such taxes owed as a result of any reimbursement under this subparagraph, in connection with such membership. Reimbursements shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred;
                    (iv) The use of an Employer-owned cellular telephone and all Employer related business charges incurred in connection with the use of such telephone; and
                    (v) The use of an Employer-owned or Employer-leased late model automobile, the selection and replacement of which shall be subject to the approval of the President and Chief Executive Officer of Employer.
               (d) Supplemental Retirement Benefits. The terms and conditions for the payment of supplemental retirement benefits are set forth in a separate written agreement between the parties.
          5. Restricted Stock and Stock Options.
               Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted additional shares of restricted stock and/or options to purchase shares of common stock of CBSI. Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine. Reviews shall be conducted no less frequently than annually.
          6. Change of Control.
               (a) If Employee’s employment with Employer (as an employee) shall cease for any reason, including Employee’s voluntary termination for “good reason” (as defined in paragraph 6(d) below), but not including Employee’s termination for “cause”(as described in paragraph 3 (d)) or Employee’s voluntary termination without “good reason”, within two (2) years following a “Change of Control” that occurs during the Period of Employment, then:

                    (i) Employer shall pay to the Employee the greater of (A) 300 percent of the sum of the annual Employee’s Base Salary in effect at the time of Employee’s termination and the aggregate sum of all payments made to Employee during the twelve (12) months preceding Employee’s termination pursuant to the Management Incentive Plan (or equivalent successor plan), or (B) amounts of Base salary and expected payments under the Management Incentive Plan (or equivalent successor plan) that otherwise would have been payable through the balance of the unexpired term of this Agreement. Unless Employee is a “specified employee “(as determined in accordance with Internal Revenue Code Section 409A), the amount determined pursuant to this paragraph 6(a)(i) shall be payable in a single lump-sum payment within sixty (60) days following Employee’s termination. If Employee is a “specified employee “(as determined in accordance with Internal Revenue Code Section 409A), then the single lump-sum payment shall be made on the first day of the seventh month following Employee’s termination.
                    (ii) Subject to the applicable limitations of Internal Revenue Code Section 409A that apply if Employee is a “specified employee “(as determined in accordance with Internal Revenue Code Section 409A), Employer shall provide Employee with fringe benefits, or the cash equivalents of such benefits, identical to those described in paragraph 4(a) for a period of thirty-six (36) months following Employee’s termination. To the extent the benefits provided to Employee in this paragraph 6(a)(ii) are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and tax reimbursement. The reimbursement shall be made by the end of Employee’s taxable year next following the taxable year in which Employee remits the related taxes.

                    (iii) Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee’s termination of employment.
                    (iv) Employer shall waive all restrictions on any shares restricted stock granted to Employee and permit Employee to dispose of such stock.
     (b) Notwithstanding any provision of this Agreement to the contrary, and except as provided in the last sentence of this paragraph 6(b), in the event that any payment or benefit received or to be received by the Employee in connection with a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement)(all such payments and benefits being hereinafter called “Total Benefits”) would be subject (in whole or in part) to the excise tax imposed pursuant to Internal Revenue Code Section 4999, then the cash severance payments provided in this Agreement shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Benefits will be subject to such excise tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Benefits minus the aggregate amount of federal, state and local income taxes on such reduced Total Benefits, and (ii) equals the unreduced amount of such Total Benefits minus the sum of (A) the aggregate amount of federal, state and local income taxes on such Total Benefits, and (B) the amount of excise tax to which the Employee would be subject in respect of such unreduced Total Benefits. Notwithstanding the foregoing, and although Employee shall not have a legally binding right to any such payment, the Board of Directors of Employer shall have the sole discretion to waive the limitations described in this paragraph 6(b) and/or to increase the amounts payable pursuant to this paragraph 6 to help cover some or all of the taxes payable by Employee as a result of the receipt of unreduced payments and benefits pursuant to this Agreement.
               (c) For purposes of this paragraph 6, a “Change of Control” shall be deemed to have occurred if:
                    (i) any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities;
                    (ii) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;
                    (iii) Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;
                    (iv) A tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding voting securities; or

                    (v) Employer transfers substantially all of its assets to another corporation, which is not controlled by Employer.
     (d) For purposes of this paragraph 6, “good reason” shall mean action taken by Employer that results in:
                    (i) An involuntary and material adverse change in Employee’s authority, duties, responsibilities, or base compensation;
                    (ii) An involuntary relocation of the office from which Employee is expected to perform his duties; or
                    (iii) A material breach of this Agreement.
Employee must provide notice to Employer of the existence of a condition described in (i), (ii) or (iii) above within thirty (30) days of the initial existence of the condition, upon the notice of which Employer shall have thirty (30) days thereafter in which to remedy the condition.
          7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all required income and employment taxes and any other similar sums required by law to be withheld.
          8. Covenants.
               (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee’s employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or Employer’s affiliates, or any of its or their dealings, transactions or affairs which may come to Employee’s knowledge in the pursuance of his duties or employment.
               (b) No Competition. Employee’s employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer in the states of New York or Pennsylvania. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division, affiliate or subsidiary of

Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.
               (c) Non-Competition Period. The “non-competition period” shall begin on January 1, 2008 and shall end thirty-six (36) months after the Employee’s termination of employment; provided, however, that the “non-competition period” shall end on the date Employee’s employment ends in the event of Employee’s termination for “good reason” (as defined in paragraph 6(d)), or Employee’s termination without “cause” (as defined in paragraph 3(d)), within two (2) years following a Change of Control that occurs during the Period of Employment .
               (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer shall cease all payments to Employee and may offset immediately any and all amounts payable to Employee under this Agreement against any damages to which Employer is legally entitled in addition to any and all other remedies available to Employer under the law or in equity.
          9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

          10. Rules, Regulations and Policies. Employee shall abide by and comply in all material respects with all of the rules, regulations, and policies of Employer that may be in effect and amended from time to time, including without limitation (i) Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations, and (ii) Employer’s human resources, personnel and benefits policies.
          11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee’s undertakings under this Agreement.
          12. Return of Employer’s Property. After Employee has received notice of termination or at the end of the Period of Employment, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.
          13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.

Accordingly, notwithstanding any other term or provision of this Agreement to the contrary, distribution of benefits payable following employee’s termination of employment shall commence as of the date required by this Agreement or, if later, the earliest date permitted by Internal Revenue Code Section 409A (generally six (6) months after termination, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A).
          14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.
          15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization. Any attempted assignment in violation of this paragraph 15 shall be null and void and of no effect,
          16. Miscellaneous.
               (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements.
               (b) This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.
               (c) The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.
               (d) The provisions of paragraphs 6 and 8 hereof shall survive the termination of this Agreement.

          17. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.
          18. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with such proceeding. Reimbursement shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The foregoing right of reimbursement shall expire on the fifth anniversary of Employee’s separation of Employment with Employer.
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     The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.
By:	/s/ Mark E. Tryniski
Mark E. Tryniski
President and Chief Executive Officer

COMMUNITY BANK, N.A.
By:	/s/ Bernadette R. Barber
Bernadette R. Barber
Senior Vice President and Chief HR Officer

/s/ Scott A. Kingsley
Scott A. Kingsley

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